Exhibit (i)(5)

[VEDDERPRICE LETTERHEAD]


                                               September 26, 2008



DWS Equity Trust
       DWS Select Alternative Allocation Fund
345 Park Avenue
New York, New York 10154

Ladies and Gentlemen:

         We have acted as counsel to the DWS Equity Trust, a Massachusetts business trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 31 to the Trust's Registration Statement on Form N-1A (the "Post-Effective Amendment") under the Securities Act of 1933, as amended (the "1933 Act"), registering an indefinite number of shares of beneficial interest, $0.01 par value, of the DWS Select Alternative Allocation Fund, a series of the Trust (the "Portfolio"), which shares of the Portfolio have been classified and designated as Class A, Class C, Class S and Institutional Class (collectively, the "Shares").

         You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering that opinion, we have examined the Post-Effective Amendment, the Trust's Amended and Restated Declaration of Trust, the Trust's Bylaws, the actions of the Trustees of the Trust that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.

         Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts which, in our experience, are normally directly applicable to the issuance of shares of beneficial interest by an entity such as the Trust. We express no opinion with respect to any other laws.

VEDDER PRICE
DWS Equity Trust
       DWS Select Alternative Allocation Fund
September 26, 2008
Page 2


         Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.

         Under Massachusetts law, shareholders of a "Massachusetts business trust" could, under certain circumstances, be held personally liable for the obligations of the Trust or the Portfolio. However, the Amended and Restated Declaration of Trust disclaims shareholder liability for acts and obligations of the Trust or the Portfolio. The Amended and Restated Declaration of Trust also provides for indemnification out of the property of the Portfolio for all legal and other expenses reasonably incurred by any shareholder of the Portfolio held personally liable for the obligations of the Portfolio. Thus, the risk of liability is limited to circumstances in which the Portfolio would be unable to meet its obligations.

         This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

                                            Very truly yours,

                                            /s/ Vedder Price P.C.

                                            VEDDER PRICE P.C.



RJM/RMH